Exhibit 16


August 17, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 13, 2004, of Continental Resources, Inc. and are in agreement with the statements contained in Items 4. i., ii., iv. and v. therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                        /s/Ernst & Young LLP